Exhibit 10.28

Summary of Compensation Policy for Directors of Analogic Corporation

     The following summarizes the compensation policy for directors of Analogic Corporation (the “Company”):

     The Chairman of the Company’s Board of Directors (the “Board”) is entitled to receive a monthly fee of $5,000. Each of the other directors who is not an employee of the Company (a “Non-Employee Director”) is entitled to an annual fee of $15,000. Each of the Non-Employee Directors also is entitled to:

          (i) a fee of $1,500 per meeting for each meeting of the Board or any committee of the Board attended in person;

          (ii) a fee of $1,000 per meeting for each meeting of the Board or any committee of the Board attended by telephone; and

          (iii) an annual fee of $3,000 for serving as chairman of any committee of the Board.

     Directors are reimbursed for travel expenses under certain circumstances.

     The Company’s 1997 Non-Qualified Stock Option Plan for Non-Employee Directors (the “1997 Plan”) provides that each new Non-Employee Director elected to the Board shall be granted an option to acquire 5,000 shares of the Company’s common stock (the “Common Stock”), effective as of the date he or she is first elected to the Board. Every four (4) years from the date on which a Non-Employee Director was last granted a Non-Employee Director option, that Non-Employee Director shall be granted an option to acquire 5,000 shares of Common Stock, effective as of the date of that fourth anniversary. The exercise price of any option granted to a Non-Employee Director is equal to the fair market value of the Common Stock on the date of grant. Options granted under the 1997 Plan become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant and expire 10 years after the date of grant.